Reflect Scientific, Inc. Signs a Letter of Intent to Acquire Image Laboratories International


Orem, Utah -- (BUSINESS WIRE) Wednesday, September 6th 2006, Reflect Scientific, Inc. (OTC: BB RSCF), an industry leader whose business is the manufacture, supply and distribution of laboratory equipment and related supplies to the Life Sciences industry announces today that it has entered into a Letter of Intent to acquire Image Laboratories International.

Mr. John Hammerman, Vice President, Business Development for Reflect Scientific made the following comments: "This acquisition adds an extra dimension to our analytical tools business and through its automation engineering capabilities will provide additional synergies with our recently acquired Cryometrix business. Led by its President, Brian Smithgall, Image Labs is an excellent resource in both people skills and technologies and we are excited about its impact on our business. As a company committed to value creation for its customers and its shareholders, this acquisition will continue to build our solid foundation for a bright and sustainable future."

About Image Labs International (ILI)

Established in 1993 and located in Bozeman, Montana, ILI is a manufacturer and developer of factory automation equipment. The primary product lines focus in the areas of automated inspection, measurement and material handling. The company operates within dynamic capital equipment markets and has been listed on the INC 500 as one of America's fastest growing companies.

About Reflect Scientific, Inc.

Reflect Scientific provides products for the biotechnology, pharmaceutical and medical industries and has had consistent year-over-year growth for more than 13 years. Reflect Scientific targets strategic acquisitions that will increase revenue and profits in their primary markets and that will fulfill Reflect's strategic imperative of significant, sustained revenue growth through innovative market need-based products.

For information related to the Reflect Scientific, contact Investor Relations:
Michael Dancy, 801-746-3570, email: medancy@allwest.net, or visit: www.reflectscientific.com.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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